News from

Buckeye

FOR IMMEDIATE RELEASE

Contacts:                      Steve Dean, Senior Vice President
and Chief Financial Officer
901-320-8352
Daryn Abercrombie
Investor Relations
901-320-8908
Website:  www.bkitech.com

BUCKEYE DECLARES QUARTERLY DIVIDEND

MEMPHIS, TN October 27, 2010 - Buckeye Technologies Inc. (NYSE:BKI) today announced that on October 26, 2010, its Board of Directors declared a regular quarterly cash dividend in the amount of $0.04 per common share payable on December 15, 2010 to shareholders of record as of the close of business on November 15, 2010.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA.  The Company currently operates facilities in the United States, Germany, Canada, and Brazil.  Its products are sold worldwide to makers of consumer and industrial goods.